Pacific International Services Corp.

                                November 7, 1995

To the Holders of Pacific International
  Services Corp.'s 10% Convertible
  Subordinated Debentures Due 2007

     In connection with the distribution to you on October 31, 1995 of the Offer to Exchange (the "Offer") and the Solicitation and Disclosure Statement For Prepackaged Plan of Reorganization (the "Disclosure Statement") made by Pacific International Services Corp. (the "Company"), it has come to the Company's attention that the sections entitled "Unaudited Pro Forma Statements of Operations" in the Offer and "Selected Financial Data" in the Disclosure Statement contained inconsistent explanatory references to the amount of gain on the proposed sale and exchange offer. The amount of gain on the transactions was correctly stated on page 42 of the Disclosure Statement and on page 50 of the Offer as $2,373,025. The incorrect references in certain of the footnotes on pages 39 and 40 of the Disclosure Statement and on pages 46, 48 and 49 of the Offer to a gain of $160,916 were not reflected in the related financial statements and they do not affect the financial analyses or the tax and accounting analyses with respect to the proposed transactions.


                              PACIFIC INTERNATIONAL SERVICES CORP.



                              By:    /s/  Alan M. Robin
                              Its:   Chairman, CEO and President